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                                                                     EXHIBIT 3.1

                             ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                            VISUAL DATA CORPORATION


         Visual Data Corporation, a corporation organized and existing under the laws of the State of Florida (the "Company"), and bearing document number P93000035279, DOES HEREBY CERTIFY:

         FIRST: Pursuant to the authority contained in its Articles of Incorporation, and in accordance with Section 607.0602 of the Florida Business Corporation Act (the "Act"), the Board of Directors adopted the following Articles of Amendment pursuant to written consent dated June 24, 2003. Shareholder consent was not required to effectuate these Articles of Amendment. Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

              SECOND: Whereas, by virtue of the authority contained in its Articles of Incorporation, the Company has authority to issue Five Million (5,000,000) shares of $.0001 par value preferred stock, the designation and amount thereof, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable law of the State of Florida.
         THIRD: Whereas, the Company's Board of Directors deems it to be in the best interest of the Company to designate a class of 100,000 shares of the Company's preferred stock so that it may be included in units to be sold by the Company in a private placement (the "Offering") pursuant to that certain Securities Purchase Agreement dated as of the 24th day of June 2003 (the "SPA"), each such unit consisting of 10,000 shares of the Company's newly designated preferred stock.

              CLASS A-9 12% REDEEMABLE CONVERTIBLE PREFERRED STOCK

         1. DESIGNATIONS AND AMOUNTS. One Hundred Thousand (100,000) shares of the Company's authorized preferred stock are designated as Class A-9 12% Redeemable Convertible Preferred Stock, par value $.0001 per share ("PREFERRED STOCK").

         2. DIVIDENDS.

                  (a) The holders of outstanding Preferred Stock shall be entitled to receive dividends at the annual rate of 12% based on the stated value of $15.00 per share (THE "STATED VALUE") to be paid in cash.
 Dividends shall be calculated and paid on each share of Preferred Stock from the original date of issuance of such share of Preferred Stock, in each case monthly on the 1st day of each month beginning on the date which is at least thirty (30) days subsequent to the original issue date of such Preferred Stock (the "DIVIDEND PAYMENT DATES"). Dividends shall be payable to recordholders of shares of Preferred Stock as of the date five business days prior to the Dividend Payment Dates (the "DIVIDEND RECORD DATES"). The right of the holder of shares of Preferred Stock as of the Dividend Record Dates to the relevant dividend shall not be affected by the subsequent transfer or cancellation of such shares; such dividend being payable to the holder as of the relevant Dividend Record Date notwithstanding such transfer or cancellation.

                  (b) Dividends on the shares of Preferred Stock shall be cumulative; therefore, if a full or partial dividend on the shares of Preferred Stock with respect to any dividend period is not paid by the Company (whether or not declared by the Board of Directors of the Company (the "BOARD")), the Company shall be obligated to pay the full dividend on the shares of Preferred



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Stock with respect to such dividend period; provided, however, that any accrued but unpaid dividends owing on the Preferred Stock shall accrue interest at the annual rate of 18% per annum from and after the relevant Dividend Payment Date through the date on which such dividends are paid by the Company.

         3. LIQUIDATION RIGHTS.

                  (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock, holders of each share of Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to the Stated Value of such Preferred Stock held plus all accrued and unpaid dividends thereon, and the holders of all Preferred Stock shall share in such distribution PRO RATA based on the aggregate Stated Value of their respective Preferred Stock holdings (the "LIQUIDATION AMOUNT"), unless designated otherwise. All Preferred Stock series shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the series of Preferred Stock.

                  (b) If the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, such Preferred Stock holders shall share in such distribution PRO RATA based on the respective Liquidation Amounts to which they are entitled.

                  (c) After the payment of the Liquidation Amount shall have been made in full to the holders of Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of Preferred Stock so as to be available for such payments, the holders of the Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Company in accordance with their respective terms.

                  (d) The Liquidation Amount shall in all events be paid in cash. Whenever a distribution provided for in this Section 3 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Company.

         4. VOTING RIGHTS. Holders of shares of Preferred Stock shall have no voting rights except as may be required under the Act.

         5. REDEMPTION.

                  (a) COMPANY'S RIGHT TO REDEEM. Notwithstanding anything herein to the contrary, at any time subsequent to and including the day six (6) months from the Closing Date (as defined in Section 4.02(a) of the SPA), the Company has the right to elect to redeem (each, a "Company Redemption") any portion or all of the Preferred Stock upon 10 days prior written notice to the holders thereof, PRO RATA among the holders thereof based on their respective holdings. At or subsequent to the day six (6) months from the Closing Date, the Company may redeem any portion or all of the Preferred Stock at the Redemption Price.

                  (b) REDEMPTION PRICE OF COMPANY. The price at which the Company has the right to redeem any portion or all of the Preferred Stock shall be the Stated Value per share of Preferred Stock, plus all accrued and unpaid interest (the "Redemption Price").

                  (c) MECHANICS OF COMPANY REDEMPTION. The Company shall exercise its right to effect a Company Redemption by delivering at least ten business days' prior written notice by facsimile and overnight courier ("NOTICE OF COMPANY REDEMPTION") to (i) each holder of the Preferred Stock and (ii) the Transfer Agent. Such Notice of Company Redemption shall indicate (A) the number of shares of Preferred


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Stock which shall be subject to such Company Redemption, (B) confirm the date on which the Company shall effect such Company Redemption (the "Redemption Date").

                  (d) PAYMENT OF REDEMPTION PRICE. The Company shall pay the applicable Redemption Price of the Company Redemption to the holder of the Preferred Stock being redeemed in cash on the later to occur of (i) such holder's delivery to the Company of the Preferred Stock Certificates representing the Preferred Stock being redeemed and (ii) the Redemption Date. If the Company shall fail to pay the applicable Redemption Price upon a Company Redemption to such holder on a timely basis, in addition to any remedy such holder of Preferred Stock may have under these Articles of Amendment, (i) the Company's Redemption shall be null and void with respect to those shares of Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Preferred Stock submitted to the Company by each holder for redemption under this Section and for which the applicable Redemption Price of the Company Redemption has not been paid, and (iii) the Company shall promptly notify each holder who converted shares of Preferred Stock after receipt of the Company Redemption Notice and prior to the Redemption Date of its failure to fully effect such Company Redemption, and each such holder shall have the right to rescind any such conversion by written notice to the Company within 10 days of its receipt of such written notice from the Company.

         6. CONVERSION OF PREFERRED STOCK INTO COMMON STOCK.

                  The Preferred Stock shall have the following conversion rights:

                  (a) MANDATORY CONVERSION. Any time after the date which is two
(2) years from the Closing Date, the holders of Preferred Stock shall be obligated, upon receipt of written notice from the Company, to convert (a "Company Conversion") any whole number of shares of Preferred Stock into fully paid and nonassessable shares of common stock of the Company, par value $.0001 per share (the "COMMON STOCK"), of the Company, at the conversion price (the "CONVERSION PRICE") of: Each share of Preferred Stock to be converted multiplied by the Stated Value (as defined below) divided by the lesser of (i) the Ceiling Conversion Price (as defined below) and (ii) the greater of: (A) the Floor Conversion Price (as defined below) and (B) 90% of the Fair Market Value (as defined below) of the Company's Common Stock. The "Stated Value" shall be $15.00; the "Floor Conversion Price" shall initially be $2.10; and the "Ceiling Conversion Price" shall initially be $4.50, in each case subject to adjustment as provided in this Section 6. HOWEVER, IN NO EVENT CAN THE TOTAL NUMBER OF SHARES ISSUED PURSUANT TO THE SPA, INCLUDING WITHOUT LIMITATION, THE 250,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS TO BE ISSUED PURSUANT THERETO, EXCEED 19.9% OF THE OUTSTANDING SHARES OF COMMON STOCK WHICH IS 2,467,608 AT THE DATE HEREOF. The "Fair Market Value" of a share of Company Common Stock shall mean the average closing bid price per share of the Company's Common Stock on the Nasdaq SmallCap Market, the OTC Bulletin Board or such other market, exchange or quotation system on which it is listed or over which it is traded for the 10 trading days immediately preceding the relevant Conversion Date or, if no such market exists, the fair market value as determined in good faith by the Board of Directors of the Company.

                  (b) HOLDER CONVERSION OF PREFERRED STOCK. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, (an "Optional Conversion") at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully paid and nonassessable shares of Company Common Stock as is determined by dividing the Liquidation Amount by the Optional Conversion Price (as defined below) then in effect at the time of conversion. The Optional Conversion Price per share for the Preferred Stock shall be $4.50, subject to adjustment as provided in this Section 6.



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                  (c) MECHANICS OF CONVERSION. An Optional Conversion of
outstanding shares of Preferred Stock to Common Stock shall be effective upon receipt by the Company of a notice for conversion (a "HOLDER CONVERSION NOTICE") and the surrender of certificates representing such shares, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Company. A Company Conversion shall be effective upon receipt by the holder of written notice from the Company (a "Mandatory Conversion Notice") on a date which is later than the date which is two (2) years from the Tranche 1 Closing Date. Each Conversion Notice shall state:

                           (i) The number of shares of Preferred Stock being
converted by the holder;

                           (ii) The effective date of the Conversion (the
"CONVERSION DATE") if later than the date of surrender of the subject shares of Preferred Stock; and

                           (iii) If a Holder Conversion Notice, the name or
names in which such holder wishes the certificate or certificates for shares of Company Common Stock to be issued.

                           (iv) If a Company Conversion Notice, that the holder
is to surrender to the Company, the holder's certificate of certificates representing the shares of Preferred Stock being converted, and the manner and place of such conversion.

                  Dividends shall accrue on the Preferred Stock up to the Conversion Date. A Dividend payment will be made payable up to the Conversion Date. Thereafter, each holder of Preferred Stock to be converted shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Conversion Notice, and thereupon the requisite number of shares of Common Stock shall be issued in the name of the person whose name appears on the surrendered certificate or certificates as the owner thereof or in such other names as the holder may direct in writing, subject to the reasonable satisfaction of the Company that any such registration in another person's name is in compliance with all applicable securities laws, and each surrendered certificate shall be canceled and retired. Notwithstanding that the certificates evidencing any of the shares of Preferred Stock shall not have been surrendered, all rights with respect to such shares shall forthwith after the Conversion Date, terminate, except only the right of the holders to receive the appropriate number of shares of Common Stock upon surrender of their certificate or certificates therefor.

                  (d) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the original issue date of the preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price, the Ceiling Conversion Price and the Floor Conversion Price then in effect immediately before that subdivision shall be proportionately increased, and conversely, if the Company shall at any time or from time to time after the original issue date of the Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price, the Ceiling Conversion Price and the Floor Conversion Price then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective. [EXAMPLE with a conversion rate of $4.50 per share, if the Company had a 2:1 stock split the conversion rate would be adjusted to $2.25 per share and conversely, if the Company had a 1:2 reverse stock split the conversion rate would be adjusted to $9.00 per share]

                  (e) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any



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class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Section) then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

                  (f) REORGANIZATION, MERGERS, CONSOLIDATIONS, OR SALES OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such capital reorganization, merger, consolidation, or sale would have been entitled, all subject to further adjustments as provided herein.

                  (g) ANTI-DILUTION.

                           (i) In the event that the Company shall, at any time
during which shares of A-9 Preferred Stock remain outstanding, issue any shares of Company Common Stock at a price per share less than the then effective Floor Conversion Price, the Floor Conversion Price shall be adjusted so that it shall equal such lower price per share.

                           (ii) In the event that the Company shall fix a record
date for the determination of stockholders entitled to receive issuance of rights or warrants to be issued to all holders of Company Common Stock entitling such stockholders to subscribe for or purchase shares of Company Common Stock (or securities convertible into Company Common Stock) at a price (the "Subscription Price") (or having a conversion price per share) less than the then Floor Conversion Price on such record date, the Floor Conversion Price in effect at the time of such record date shall be adjusted so that it shall equal such lower Subscription Price. Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and, to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants, the Floor Conversion Price shall be readjusted to the Floor Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

                           (iii) In the event that the Company shall issue any
securities (other than debt or preferred equity securities) convertible into, or exercisable or exchangeable for, Company Common Stock for a consideration per share of Company Common Stock (the "Exchange Price") initially deliverable upon conversion, exercise, or exchange of such securities (determined as provided in (v) below) less than the Floor Conversion Price in effect immediately prior to the issuance of such securities, the Floor Conversion Price in effect immediately prior to the date of such issuance shall be adjusted immediately thereafter so that it shall equal such lower Exchange Price. The adjustment to the Floor Conversion Price shall occur only upon issuance of the Company's common stock or actual conversion of a convertible instrument.

                           (iv) In the event that the Company shall issue any
debt securities or preferred equity securities convertible into, or exercisable or exchangeable for, Company Common Stock for a consideration per share of



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Company Common Stock (the "Preferred Exchange Price") initially deliverable upon conversion, exercise, or exchange of such securities (determined as provided in (v) below) less than the Conversion Price in effect immediately prior to the issuance of such securities, the Conversion Price (and to the extent also lower than the Floor Conversion Price, the Floor Conversion Price, as applicable) in effect immediately prior to the date of such issuance shall be adjusted immediately after actual issuance of the debt or preferred securities so that it shall equal the such lower Preferred Exchange Price.

                           (v) For purposes of any computation respecting
consideration received pursuant to clauses (iii) and (iv) above, the following shall apply: (A) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts, or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith; (B) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), the determination of which shall be a conclusive absent manifest error; and (C) in the case of the issuance of securities convertible into, or exercisable or exchangeable for, shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion, exercise, or exchange thereof.

                           (vi) Notwithstanding anything herein to the contrary,
in no event shall the Conversion Price or the Floor Conversion Price be adjusted either (i) below $1.575 per share (subject to adjustment pursuant to Section 6(e) above), or (ii) in the context of issuances of shares of common stock upon exercise or conversion of securities (including without limitation options, warrants, convertible notes or debentures) of the Company issued and outstanding prior to the date of the SPA.

         7. DEMAND REGISTRATION. If the shares of Common Stock underlying the issued Preferred Stock have not been registered on the date which is the earlier of (i) the date which is 6 months from the original issue date of the first share of Preferred Stock and (ii) the date which is 90 days from any subsequent issuances (as defined in the SPA), the holders of a majority of the shares of Common Stock underlying the Preferred Stock will have the right, by written notice delivered to the Company (a "Demand Notice"), to require the Company to register such shares of Common Stock underlying the Preferred Stock under and in accordance with the provisions of the Securities Act (a "Demand Registration"). The Demand Notice shall set forth (A) the name of the holders of the shares signing such Demand Notice, (B) the number of shares held by each such holder, and, if different, the number of shares such holder has elected to have registered, and (C) the intended methods of disposition of the shares.

         The Company will file a Registration Statement relating to any Demand Registration as promptly as practicable (but in any event within 60 days) following the date on which the Demand Notice is given and will use its best efforts to cause the same to be declared effective by the SEC as soon as reasonably practicable thereafter (the "Effectiveness Date"). A registration pursuant to this Section shall be on such appropriate registration form of the SEC as shall be selected by the Company.

         The Company agrees to use its best efforts to comply with all necessary provisions of the federal securities laws in order to keep each registration statement relating to any registration continuously effective (subject to certain blackout events or dates) until the earlier of (i) all shares covered by such registration statement have been sold pursuant to such registration statement or (ii) all shares are available for resale under Rule 144(k) in any three month period.

         8. PIGGYBACK REGISTRATION RIGHTS. If at such time the common stock underlying the issued Preferred Stock is not registered at the time the Company proposes to file a Registration Statement, whether or not for sale for the Company's own account, on a form and in a manner that would also permit



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registration of shares (other than in connection with a registration statement on Forms S-4 or S-8 or any similar or successor form) the Company shall give to holders holding shares of Preferred Stock, written notice of such proposed filing promptly, but in any case at least twenty (20) days before the anticipated filing. The notice referred to in the preceding sentence shall offer holders the opportunity to register such amount of Common Stock underlying the Preferred Stock as each holder may request (a "PIGGYBACK REGISTRATION"). Subject to this Section, the Company will include in each such Piggyback Registration (and any related qualification under state blue sky laws and other compliance filings, and in any underwriting involved therein) all shares with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the written notice from the Company is given. The holders will be permitted to withdraw all or part of the shares from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

         Notwithstanding the foregoing, the Company will not be obligated to effect any registration of shares under this Section as a result of the registration of any of its securities solely in connection with mergers, acquisitions, exchange offers, dividend reinvestment and share purchase plans offered solely to current holders of the Common Stock, rights offerings or option or other employee benefit plans.

         The Company agrees to use its best efforts to comply with all necessary provisions of the federal securities laws in order to keep each registration statement relating to any registration continuously effective (subject to certain blackout events or dates) until the earlier of (i) all shares covered by such registration statement have been sold pursuant to such registration statement or (ii) all shares are available for resale under Rule 144 in any three month period.

         Notwithstanding the foregoing, the Company shall not be required to file a registration statement to include shares pursuant to this Section if an opinion of counsel, reasonably satisfactory to counsel for the Company, that the shares proposed to be disposed of may be transferred in any three month period pursuant to the provisions of Rule 144 under the Act, shall have been delivered to counsel for the Company.

         9. AMENDMENT. These Articles of Amendment may be amended by an instrument in writing signed by the Company and approved by the holders of a majority of the issued and outstanding shares of Preferred Stock.

         10. MISCELLANEOUS.

                  1. NOTICES OF RECORD DATE. In the event of (i) any taking by the Company of a record of the holders of any class or series of securities of the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, entity, or person or any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.



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                  2.  FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

                  3. NOTICES. Any notice required by the provisions herein to be given to the holder of shares of the Preferred Stock shall be deemed given when personally delivered to such holder or 3 business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

         IN WITNESS WHEREOF, a duly authorized officer of the Company has executed these Articles of Amendment this ___day of June, 2003.


                                                     VISUAL DATA CORPORATION


                                                     By: /s/ RANDY S. SELMAN
                                                     --------------------------
                                                     Randy S. Selman, President





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